EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i) our report dated March 5, 2010, with respect to the consolidated financial statements of Atlas Pipeline Holdings, L.P. and subsidiaries (which expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of a new accounting pronouncement related to the accounting for noncontrolling interests in the consolidated financial statements) and (ii) our report dated March 5, 2010, with respect to internal control over financial reporting, both included in the Annual Report of Atlas Pipeline Holdings, L.P. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Holdings, L.P. on Form S-8 (File No. 333-138589, effective November 9, 2006) and Form S-3 (File No. 333-146587, effective November 28, 2007).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 5, 2010